As filed with the U.S. Securities and Exchange Commission on November 8, 2018

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ClearSign Combustion Corporation

(Exact name of Registrant as specified in its charter)

Washington	26-2056298
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

12870 Interurban Avenue South, Seattle, WA	98168
(Address of Principal Executive Offices)	(Zip Code)

ClearSign Combustion Corporation 2011 Equity Incentive Plan, as amended

(Full title of the plan)

Brian Fike

Interim Chief Financial Officer

ClearSign Combustion Corporation

12870 Interurban Avenue South

Seattle, Washington 98168

(206) 673-4848

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor

New York, New York 10022

Phone: (917) 546-7707

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.0001 par value	1,378,696(2)	$1.395	$1,923,280.92	$233.10

(1) Represents additional shares of the common stock, par value $0.0001 per share (the “Common Stock”) of ClearSign Combustion Corporation (the “Registrant”) authorized for issuance under the ClearSign Combustion Corporation 2011 Equity Incentive Plan (the “Plan”). This registration statement on Form S-8 (this “Registration Statement”) also includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock, in accordance with Rule 416(a) promulgated under the Securities Act of 1933, as amended.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices on November 2, 2018, as reported by The Nasdaq Stock Market.

EXPLANATORY NOTE

This Registration Statement registers an additional 1,378,696 shares of the Registrant’s Common Stock that may be offered and sold under the ClearSign Combustion Corporation 2011 Equity Incentive Plan (the “Plan”). This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which one or more other registration statements filed on this form relating to the same employee benefit plan are effective. Pursuant to General Instruction E. to Form S-8, the contents of the Registrant’s previously filed registration statement on Form S-8 relating to the Plan (File No. 333-184884), filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2012, including any amendments thereto or filings incorporated therein, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

An entity controlled by a principal of Mitchell Silberberg & Knupp LLP, legal counsel to the Registrant, owns a warrant for the purchase of 3,800 shares of the Registrant’s common stock. Mitchell Silberberg & Knupp LLP has provided a legal opinion, attached to this Registration Statement as exhibit 5.1, opining to the valid issuance of the securities being registered.

Item 8.	Exhibits.

Exhibit	Description

5	Opinion of Mitchell Silberberg & Knupp LLP regarding legality
23.1	Consent of Gumbiner Savett Inc.
23.2	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on November 8, 2018.

CLEARSIGN COMBUSTION CORPORATION

By:	/s/ Stephen E. Pirnat
Stephen E. Pirnat, Chief Executive Officer

By:	/s/ Brian G. Fike
Brian G. Fike, Interim Chief Financial Officer

We, the undersigned officers and directors of ClearSign Combustion Corporation (the “Company”), hereby constitute and appoint Stephen E. Pirnat and Brian G. Fike and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Company, a registration statement on Form S-8 (or other appropriate form) relating to the offer and sale of common stock of the Company pursuant to this Registration Statement and any amendments thereto and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen E. Pirnat	Chief Executive Officer and	November 8, 2018
Stephen E. Pirnat	Director

/s/ Brian G. Fike	Interim Chief Financial Officer	November 8, 2018
Brian G. Fike

/s/ Lon E. Bell	Director	November 8, 2018
Lon E. Bell

/s/ Scott Isaacson	Director	November 8, 2018
Scott Isaacson

/s/ Susanne Meline	Director	November 8, 2018
Susanne Meline

/s/ Robert T. Hoffman, Sr.	Director	November 8, 2018
Robert T. Hoffman, Sr.

INDEX TO EXHIBITS

Exhibit	Description

5	Opinion of Mitchell Silberberg & Knupp LLP regarding legality
23.1	Consent of Gumbiner Savett Inc.
23.3	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5)